UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 5, 2012

BROADRIDGE FINANCIAL SOLUTIONS, INC.

(Exact name of registrant as specified in its charter)

DELAWARE

(State or other jurisdiction of incorporation)

001-33220	33-1151291
(Commission file number)	(I.R.S. Employer Identification No.)

1981 Marcus Avenue

Lake Success, New York 11042

(Address of principal executive offices)

Registrant’s telephone number, including area code: (516) 472-5400

(Former name or former address, if changed since last report) N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On June 5, 2012, Broadridge Financial Solutions, Inc. (“Broadridge” or the “Company”) entered into a ten-year master services agreement (the “Apex MSA”) with Apex Clearing Corporation (“Apex Clearing”) under which Broadridge will perform outsourcing services for Apex Clearing consistent with the securities processing and back-office support services it had previously performed for Penson Worldwide, Inc. and its subsidiaries (“Penson”). The Apex MSA was part of a series of related transactions involving Broadridge, Penson, PEAK6 Investments, L.P. (“PEAK6”) and Apex Clearing Holdings LLC (“Apex Holdings”), an entity created by Penson and PEAK6 to provide clearing and related services to Penson’s U.S. securities correspondents. As part of the series of related transactions, Broadridge transferred ownership of its broker-dealer subsidiary, Ridge Clearing & Outsourcing Solutions, Inc. (“Ridge”), to Apex Holdings and Ridge was renamed Apex Clearing Corporation. Penson’s U.S. broker-dealer subsidiary, Penson Financial Services, Inc. (“PFSI”), then sold its U.S. clearing contracts to Apex Clearing. These related transactions which were initially disclosed by Broadridge on its Form 8-K filed on June 1, 2012 (the “June 1 Form 8-K”), were all consummated on June 5, 2012.

The transfer of Ridge to Apex Holdings was made pursuant to a purchase and sale agreement entered into by Broadridge and its subsidiary, Broadridge Securities Processing Solutions, Inc., on May 31, 2012 (the “Purchase and Sale Agreement”). Under the Purchase and Sale Agreement, Broadridge transferred ownership of Ridge, excluding certain assets and liabilities relating to its ongoing outsourcing business, to Apex Holdings, for a purchase price approximately equal to the amount of regulatory net capital transferred with Ridge, an amount that was not material to Broadridge. As a result of consummation of the transfer, Ridge is a wholly owned subsidiary of Apex Holdings and has been renamed Apex Clearing Corporation.

Broadridge’s fees under the Apex MSA are based on a percentage of Apex Clearing’s revenues, and the Apex MSA provides for a termination fee to be paid to Broadridge in the event it is terminated by Apex Clearing for convenience during its term. In addition, Broadridge has agreed that in the event PFSI becomes incapable of performing transition outsourcing services for Apex Clearing under a transition services agreement between PFSI and Apex Clearing during a transition period not to exceed 24 months, Broadridge will perform those transition outsourcing services.

In addition and as anticipated by the disclosure in the June 1 Form 8-K, on June 5, 2012, Broadridge, Ridge (prior to its transfer to Apex Holdings) and Broadridge Financial Solutions (Canada), Inc. entered into a termination and mutual release agreement with Penson, PFSI and Penson Financial Services Canada, Inc. (“PFSC”) (the “Termination Agreement”), thereby terminating certain schedules including the U.S. schedule (the “U.S. Schedule”) to the master services agreement entered into by Broadridge and Ridge with Penson and PFSI on November 2, 2009 (the “Penson MSA”). The Penson MSA and the schedules thereto were entered into concurrently with an agreement pursuant to which Broadridge and Ridge sold substantially all of Ridge’s securities clearing contracts to PFSI. Under the Penson MSA, Ridge provided securities processing and back-office support services for Penson’s U.S. and Canadian clients.

The Termination Agreement: (i) terminates the schedules under the Penson MSA, including the U.S. Schedule, other than to the extent necessary to provide any transition services that may be required under the Apex MSA and for Broadridge to continue to service Penson’s Canadian subsidiary, PFSC; and (ii) terminates, discharges and releases in full Penson’s obligations, including all obligations to make principal and interest payments, under Penson’s unsecured subordinated note due June 25, 2015 (the “Seller Note”) with an outstanding principal amount of approximately $20.6 million issued to Broadridge in connection with the sale of Ridge’s securities contracts to Penson. The Termination Agreement also provides that Penson and Broadridge mutually release all claims arising under the Penson MSA, provided that Broadridge will retain claims of up to $20 million under the Penson MSA against PFSC while Penson will retain all of its rights under the Penson MSA to defend any such claims against PFSC.

On June 5, 2012, as a result of the termination of the U.S. Schedule to the Penson MSA, Broadridge determined that a material charge for impairment will be taken on Broadridge’s deferred client conversion and start-up costs associated with the Penson MSA (the “Deferred Costs”). The charge to be taken on the Deferred Costs is estimated by the Company to be in the range of $38 million to $48 million. In addition, as a result of the termination of the U.S. Schedule to the Penson MSA on June 5, 2012, Broadridge’s obligation to pay or credit Penson fees in the amount of $16 million related to a third party vendor’s services that were replaced by the Penson MSA is extinguished.

Item 1.02.	Termination of a Material Definitive Agreement.

The disclosure relating to the termination of certain schedules including the U.S. Schedule under the Penson MSA and the Seller Note as set forth under Item 1.01 of this Form 8-K is incorporated into this Item 1.02 by reference.

Item 2.06.	Material Impairment.

On June 5, 2012, as a result of the termination of the U.S. Schedule to the Penson MSA in connection with the transactions described in Item 1.01 above, Broadridge determined that a material charge for impairment will be taken on Broadridge’s Deferred Costs. The charge to be taken on the Deferred Costs is estimated by the Company to be in the range of $38 million to $48 million.

The disclosure set forth in Items 1.01 and 1.02 above with respect to this matter is incorporated into this Item 2.06 by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 6, 2012

BROADRIDGE FINANCIAL SOLUTIONS, INC.

By:	/s/Adam D. Amsterdam
Name: Adam D. Amsterdam Title: Vice President, General Counsel and Secretary